FORM 3  U.S. Securities and Exchange Commission           OMB Approval
                Washington, D.C.  20549           OMB Number        3235-0104
                                                  Expires:  December 31, 2000
                                                  Estimated ave.burden
                                                  hours per response......0.5


                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                SECURITIES Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
             Section17(a) of the Public Utility Holding Company Act
                   of 1935 or Section 30(f) of the Investment
                               Company Act of 1940
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1.  Name and Address      2.  Date of Event Requiring    3. IRS or Soc.Sec.No.
    of Reporting Person       Statement (Month/Day/Yr)      of Reporting Person
                                                            (Voluntary)
McNiel, David        J.             9/5/00
-------------------------   ---------------------------     --------------------
(Last)  (First)  (Middle)

13355 Noel Road, Ste 1200
------------------------                    4. Issuer Name and Ticker or Trading
        (Street)                               Symbol

Dallas,  Texas  75240                           Probex Corp. (PRB)
------------------------                       ---------------------------------
  (City) (State)    (ZIP)

5.   Relationship of Reporting Person       6. If Amendment, Date of Original
     to Issuer (Check all applicable)
            Director        10% Owner          ---------------------------------
     -------         -------                      (Month/Day/Year)
        X   Officer         Other
     -------         -------
   (give title below)(specify below)        7. Individual or Joint/Group Filing
                                               (Check Applicable Line)
     Senior Vice President, Operations          X
     --------------------------------          ---  Form filed by one Reporting
                                                    Person

                                               ---  Form filed by more than one
                                                    Reporting Person*



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             Table I - Non-Derivative Securities Beneficially Owned
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1.   Title of Security              2.    Amount of          3.     Ownership Form:   4.   Nature of Indirect
     (Instr. 4)                           Securities                Direct (D) or          Beneficial
                                          Beneficially              Indirect (I)           Ownership
                                          Owned (Instr. 4)          (Instr. 5)             (Instr. 5)

       NONE
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v)


FORM 3 (continued)
Page 2
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               Table II - Derivative Securities Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)
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1.   Title of                       2.  Date Exercisable and           3.  Title and Amount of Securities
     Derivative                         Expiration Date                    Underlying Derivative Security
     Security                           (Month/Day/Year)                   (Instr. 4)
                                    ------------------------------------------------------------------------
                                    Date             Expiration                         Amount or Number
                                    Exercisable      Date              Title            of Shares


Employee Stock Option                 (1)              9/5/10           Common Stock            400,000
---------------------------------   --------------   ---------------   --------------   --------------------

---------------------------------   --------------   ---------------   --------------   --------------------

---------------------------------   --------------   ---------------   --------------   --------------------

---------------------------------   --------------   ---------------   --------------   --------------------

4.  Conversion or Exercise          5.  Ownership Form of                  6.  Nature of Indirect Beneficial
    Price of Derivative                 Derivative Security:                   Ownership
    Security                            Direct (D) or Indirect (I)             (Instr. 5)
     (Instr. 4)                         (Instr. 5)


       2.75                                  D
---------------------------------   ------------------------------------   ---------------------------------

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Explanation of Responses:

(1) Granted 9/5/00 under the Company's 1999 Omnibus Stock and Incentive Plan, as amended and restated. The employee stock options vest ratably over a four year period.


                                                     /s/ David J. McNiel                  9/12/00
                                                     -------------------------------      ----------
                                                     **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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